Exhibit 99.1

Contango ORE Mourns Passing of Co-Founder and Friend, Kenneth R. Peak

HOUSTON--(BUSINESS WIRE)--April 22, 2013--It is with great sadness that Contango ORE, Inc. (OTCBB: CTGO) announces that the Company’s co-founder, Mr. Kenneth R. Peak, passed away Friday evening at the age of 67, in the company of his family. Mr. Peak was diagnosed with an inoperable brain tumor in August 2012 that he was no longer able to battle. Our hearts go out to the entire Peak family and to all who had the honor of knowing Ken.

The Company’s Board of Directors has elected Mr. Brad Juneau, Contango ORE’s President and Chief Executive Officer, as the Company’s new Chairman of the Board.

Contango ORE, Inc. (CORE) is a Houston-based company that engages in the exploration in Alaska for gold and associated minerals and rare earth elements. Additional information can be found on our web page at www.contangoore.com.

CONTACT:
Contango ORE, Inc.
Brad Juneau, 713-960-1901
www.contangoore.com